PRODUCT SUPPLEMENT STR-2	Filed Pursuant to Rule 424(b)(2)
(To MTN prospectus supplement,	Registration No. 333-132911
general prospectus supplement
and prospectus, each dated March 31, 2006)

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

STrategic Accelerated Redemption SecuritiesSM

(the “Notes”)

The Notes:

•

We may offer from time to time STrategic Accelerated Redemption Securities (the “Notes”). The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will be linked to one or more market measures (each a “Market Measure”), which will be described in a relevant prospectus supplement (which may be called the “index supplement”). This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional prospectus supplements (each of which may be called “term sheets”) which will describe the specific terms of that issue of Notes. Such term sheets will identify the Market Measure that will be used to calculate a return on the Notes offered thereby. The term sheet will either describe the Market Measure or identify the index supplement which describes the Market Measure.

•

The Notes are designed for investors who seek an early exit prior to maturity at a premium if the level of the Market Measure (or in certain cases two or more Market Measures) is at or above (or in the case of Notes that will pay a premium if the level of the Market Measure decreases (“Bear Notes”), at or below) its applicable Call Level (as defined herein) on the relevant observation date (each such date, an “Observation Date”). As described further herein, the Notes may or may not pay periodic interest. Investors should be willing to lose some or all of their principal if the Market Measure or Market Measures decline below a certain level (the “Threshold Level”) on a specific date before the maturity date (or in the case of Bear Notes, if the Market Measure or Market Measures are above the Threshold Level). The Call Levels, Threshold Levels and Observation Dates will be set forth in the applicable term sheet.

•	The Notes will be denominated in U.S. dollars or as specified in the applicable term sheet.

•	There is no principal protection on the Notes.

•

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. We make no representations, however, that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

•

A Market Measure may be a commodity- or equity-based index, a basket of indices, the value of a single commodity or item, or any other statistical measure of economic or financial performance including, but not limited to, any consumer price or mortgage index, or any combination thereof. As may be set forth in an applicable term sheet, the Notes may be linked to two or more Market Measures and payment on the Notes may be determined by comparison or combination of the levels of those Market Measures. Any reference to “Market Measure” in this product supplement assumes that there may be two or more Market Measures to which a specific issuance of the Notes is linked.

•

As set forth in the applicable terms sheet, an affiliate of Merrill Lynch & Co., Inc. may be our agent for purposes of determining, among other things, the Starting Value, the closing value on any Observation Date (and therefore whether the Notes will be called), the Ending Value and the Redemption Amount (in such capacity, the “Calculation Agent”).

Payment if called:

•

The Notes will be called if the closing level of the Market Measure (or in certain case two or more Market Measures) on any Observation Date is greater than or equal to (or in the case of Bear Notes, less than or equal to) the applicable Call Level for that Observation Date set forth in the applicable term sheet. If the Notes are called, a holder will receive a cash payment per Note that will be set forth in the applicable term sheet.

Payment on the maturity date:

•

If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will be based on the direction of and percentage change in the level of the Market Measure from the Starting Value of the Market Measure to the Ending Value of the Market Measure on the final Observation Date as specified in the applicable term sheet.

•

If the Ending Value of the Market Measure is greater than or equal to (or in the case of Bear Notes, less than or equal to) the Threshold Level, you will receive the original public offering price (the “Original Public Offering Price”) per unit. The applicable “Threshold Level” will be set forth in the applicable term sheet.

•

If the Ending Value of the Market Measure is less than (or in the case of Bear Notes, greater than) the Threshold Level, you will lose a percentage of your principal amount based on the percentage decline in the level of the Market Measure, from the Starting Value to the Ending Value, multiplied by a leverage factor (the “Leverage Factor”), which may be 100%. The actual Leverage Factor will be set forth in the applicable term sheet.

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this product supplement beginning on page PS-4 and beginning on S-3 in the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is November 6, 2007.

“STrategic Accelerated Redemption Securities” is a service mark of Merrill Lynch & Co., Inc.

Product Supplement STR-2

Page
RISK FACTORS	PS-4
DESCRIPTION OF THE NOTES	PS-10
THE MARKET MEASURE	PS-16
UNITED STATES FEDERAL INCOME TAXATION	PS-18
ERISA CONSIDERATIONS	PS-21
USE OF PROCEEDS AND HEDGING	PS-22
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-22

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

Page
RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

Page
MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

Page
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, the general prospectus supplement, the MTN prospectus supplement, any index supplement relating to the Market Measure to which the Notes are linked, and the term sheet which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement, the applicable term sheet or any other prospectus supplement relating to a specific issue of Notes before deciding whether an investment in the Notes is suitable for you.

General

You will not receive a return on your Notes if they are not called prior to maturity. In such event, your investment also may result in a loss

If your Notes are not called, on the maturity date you will receive a Redemption Amount that may be less than, but will not be greater than, the Original Public Offering Price of the Notes. The Redemption Amount payable on the maturity date will depend on the direction of and percentage change in the value of the Market Measure from the Starting Value as specified in the applicable term sheet to the Ending Value (as defined herein) determined on the final Observation Date prior to the maturity date.

If the Ending Value is below (or in the case of Bear Notes, above) the Threshold Level, the amount paid on the maturity date on the Notes will be reduced by an amount equal to the decline in excess of the Threshold Level (or, in the case of Bear Notes, the increase above the Threshold Level), as adjusted by the Leverage Factor, even if the value of the Market Measure is equal to or above (or in the case of Bear Notes, equal to or below) the Threshold Level or Starting Value at certain points during the term of the Notes. As a result, you may receive less, and possibly significantly less, than the Original Public Offering Price. The Leverage Factor may equal 100% (in which case the downside will be unleveraged), and will not be greater than a number that, considering the Threshold Level, could cause you to lose more than your entire investment in the Notes.

Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return is limited to the Call Premium

Your investment in the Notes will result in a gain if the closing level of the Market Measure on any of the Observation Dates is greater than or equal to (or, in the case of Bear Notes, less than or equal to) the indicated closing level for the Market Measure (the “Call Level”) which triggers an automatic call on an Observation Date. As described herein and in the applicable term sheet, upon an automatic call, your return will be limited as you will receive only the Call Amount (as defined below) applicable to the Observation Date on which your Notes are called (in addition to any accrued and unpaid interest, in the case of interest bearing Notes), regardless of the appreciation (or, in the case of Bear Notes, depreciation) of the Market Measure. In other words, your return is capped at the Call Premium. In addition, the automatic call feature of the Notes may shorten the term of your investment.

Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to a Market Measure

In the ordinary course of their businesses, our affiliates may express views on expected movements in a Market Measure or in the components of a Market Measure, and these views may be communicated to clients of our affiliates in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by our affiliates.

Exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars. Unless otherwise indicated in the applicable term sheet, if the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. In addition, for Notes that are linked to a basket, while we describe herein how you can calculate the level of the basket from publicly available information, unless otherwise provided in the applicable term sheet, we will not publish the level of the basket over the term of the Notes and this may limit the trading market for the Notes.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you wish to transfer the Notes during the term of your investment. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Public Offering Price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Public Offering Price. This is due to, among other things, the fact that the Original Public Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other

For Notes linked to a basket of two or more components, price movements in the basket components may not correlate with each other. Even if the value of one or more of the basket components increases (or, in the case of Bear Notes, decreases), price movements of one or more of the other basket components may offset such increases (or decreases). Therefore, in calculating the value of the Market Measure on any Observation Date, favorable changes in the value of one or more of the basket components may be moderated, or wholly offset, by changes in the value of one or more of the other basket components.

You cannot predict the future performance of any basket components, or of the basket as a whole, based on their historical performance.

The respective publishers of the Market Measures may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

The publishers of each Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the Notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase (or, in the case of Bear Notes, decrease) in the level of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of the Market Measure is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Market Measure exceeds or does not exceed the Starting Value or applicable Call Level. However, if you choose to sell your Notes when the value of the Market Measure exceeds (or, in the case of Bear Notes, is less than) the Starting Value or applicable Call Level, you may receive substantially less than the Call Amount or Redemption Amount that would be payable based upon that value because of the expectation that the value of the Market Measure will continue to fluctuate until the relevant Observation Date occurs.

Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. If the Market Measure to which your Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.

Changes in dividend yields on stocks included in equity-based Market Measures are expected to affect the trading value of the Notes linked to such Market Measures. In general, if dividend yields on the stocks included in an equity-based Market Measure increase, we expect that the trading value of such Notes will decrease and, conversely, if dividend yields on such stocks decrease, we expect that the trading value of such Notes will increase.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the value of the Market Measure from the Starting Value to the relevant Observation Date, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Market Measure will be greater if it occurs close to an Observation Date than if it at other points in the term of the Notes.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Market Measures, components of Market Measures or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the date an issue of the Notes are priced for initial sale to the public (the “Pricing Date”) may temporarily increase or decrease the prices of a Market Measure or a component of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or a component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Market Measure and therefore the trading value of the Notes.

Potential conflicts of interest could arise

As set forth in the applicable term sheet an affiliate of ours may be our agent for the purposes of determining the Starting Value, the closing value of the Market Measure on any Observation Date (and therefore whether the Notes will be called), the Ending Value, the Redemption Amount or Call Amount. Under certain circumstances, its position as our affiliate and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of a Market Measure can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Market Measure. See the sections entitled “Description of the Notes—Adjustments to the Market Measure” and “Description of the Notes—Discontinuance of the Market Measure” in this product supplement. Any affiliate of ours is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we may control an affiliate, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure, including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in such Market Measure

If the Market Measure to which your Notes are linked is equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the Notes at maturity or upon a mandatory call will not reflect the return you would realize if you actually owned the component stocks included in the Market Measure and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date or upon mandatory call by reference to the level of the Market Measure on the applicable Observation Date. Additionally, the values of certain equity based indices reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. ML&Co. will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e. energy) or single commodity (i.e. gold). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect a to commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse effect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

Notes linked to a commodity-based Market Measure will not be regulated by the CFTC

Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior, unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the accompanying MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. The maturity date for the Notes will be specified in the applicable term sheet. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

ML&Co. will issue the Notes in denominations of whole units each with a principal amount per unit as specified in the applicable term sheet. Unless otherwise specified in the applicable term sheet, the Original Public Offering Price per unit will equal the principal amount per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Unless otherwise indicated in the applicable term sheet, the Notes will not pay interest and will not guarantee any return of principal at maturity. Instead, you will receive a single payment in cash, the timing and amount of which will vary depending on the performance of the Market Measure, and which will be calculated in accordance with the formulas set forth below unless otherwise specified in the applicable term sheet.

If your Notes provide for the payment of interest, the applicable term sheet will indicate the relevant terms on which you will receive interest payments including (but not limited to) (i) whether the interest rate will be fixed or variable and, if fixed, the rates per annum, (ii) the method or basis for determining any variable interest rates, (iii) the interest payment and record dates, (iv), the interest reset dates for variable interest rates, (v) any contingencies relating to such interest becoming payable to holders of the Notes, and (v) the business day convention.

Certain terms of the Notes will be described in the applicable term sheet accompanying this product supplement STR-2. The terms described in that term sheet will supplement those described herein and in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet will control.

The description of the Notes contained in this product supplement contemplates Notes having a return linked to a single Market Measure (which itself may be composed of two or more components or market measures). Notes may also be linked to two or more Market Measures. For example, Notes may be callable only if the values of two separate Market Measures are greater (or less) than their separate Call Levels. Or, as a further example, Notes may be callable if the value of either of two separate Market Measures is greater (or less) than its respective Call Level. If any Notes are linked to two or more Market Measures, the payment provisions for such Notes will be set out in the applicable term sheet and, to the extent that such terms are inconsistent with those described in this product supplement, the terms described in the applicable term sheet will control.

Automatic Call

If a mandatory redemption is triggered on any Observation Date, you will receive a cash payment per unit (the “Call Amount”) as described below.

The Notes will be automatically called and subject to mandatory redemption if the closing level of the Market Measure on any Observation Date is greater than or equal to (or in the case of Bear Notes, less than or equal to) the applicable Call Level set forth in the applicable term sheet that triggers a mandatory redemption. If the Notes are called, you will receive the Call Amount per unit applicable to such Observation Date as set forth in the applicable term sheet. The Call Amount will be equal to the Original Public Offering Price per unit plus the Call Premium per unit. The “Call Premium” will be a percentage of the Original Public Offering Price as set forth in the applicable term sheet.

If the Notes are automatically called on an Observation Date other than the final Observation Date, we will redeem each Notes and pay the applicable Call Amount on the fifth Banking Business Day after the applicable Observation Date, subject to postponement as described below. If the Notes are called on the final Observation Date, we will redeem each Note and pay the Call Amount on the maturity date.

Unless otherwise indicated in the applicable term sheet, if an Observation Date (other than the final Observation Date) is not a Market Measure Business Day or if there is a Market Disruption Event (as defined herein) on such day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Market Measure will not be determined on a date later than the tenth scheduled Market Measure Business Day after the scheduled Observation Date, and if such day is not a Market Measure Business Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the closing level of the Market Measure on such tenth scheduled Market Measure Business Day.

If the final Observation Date is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the final Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Market Measure will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event (as described below under “—Market Disruption Events”) on that scheduled Market Measure Business Day. In such an event, for commodity-based Market Measures, the level on the Market Measure will be determined using the “Market Disruption Calculation” described below under “—Market Disruption Events—Commodity Based Market Measures”.

If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed so that it falls less than five Banking Business Days prior to the scheduled date for payment of the applicable Call Amount, the date on which the Call Amount for such Observation Date will be paid, if any, will be the fifth Banking Business Day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet. Market Disruption Events are described in this product supplement under “—Market Disruption Events.”

Unless otherwise specified in the applicable term sheet, a “Banking Business Day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

The Observation Dates and related Call Amounts will be specified in the applicable term sheet.

Payment on the Maturity Date

If the Notes (other than Bear Notes) are not called prior to the maturity date, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and, unless otherwise provided in the applicable term sheet, will equal:

(i) If the Ending Value is equal to or greater than the Threshold Level, the Original Public Offering Price per unit; or

(ii) If the Ending Value is less than the Threshold Level:

Original Offering Price +	[	Original Offering Price x	(	Ending Value-Threshold Level	)	x Leverage Factor	]
Starting Value

If your Notes are Bear Notes and they are not called prior to the maturity date, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and, unless otherwise provided in the applicable term sheet, will equal:

(i) If the Ending Value is equal to or less than the Threshold Level, the Original Public Offering Price per unit; or

(ii) If the Ending Value is greater than the Threshold Level:

Original Offering Price +	[	Original Offering Price x	(	Threshold Value-Ending Value	)	x Leverage Factor	]
Starting Value

The “Starting Value” will equal the closing level of the Market Measure on the Pricing Date, or a percentage of the closing value of the Market Measure on the Pricing Date, as specified in the applicable term sheet (or, in either case, on such date or dates other than the Pricing Date as specified in the applicable term sheet).

The “Ending Value” means the closing level of the Market Measure on the final Observation Date.

The “Threshold Level” represents a percentage of the Starting Value and will be determined on the Pricing Date and set forth in the applicable term sheet.

The “Leverage Factor” represents a percentage of any decline (or, in the case of Bear Notes, increase) beyond the Threshold Level, and will be set forth in the applicable term sheet. The Leverage Factor may equal 100% and will not be greater than a number that, considering the Threshold Level, could cause you to lose more than your entire investment in the Notes.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”), the American Stock Exchange and the Nasdaq Stock Market are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Market Disruption Events

Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Market Measure or any successor market measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”;

provided that, for any Observation Date, other than the final Observation Date, a Market Disruption Event shall be deemed to occur and, such Observation Date shall be postponed as provided above under “—Automatic Call”, only if such Market Disruption Event, in the sole discretion of the Calculation Agent, materially interferes with the ability of the Calculation Agent to obtain a closing level for the Market Measure.

For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the final Observation Date, the Ending Value will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	with respect to each Market Measure component, which is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the final Observation Date;

(2)	with respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first day following the final Observation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the final Observation Date and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances; and

(3)	the Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Adjustments to the Market Measure

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of the Market Measure

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the closing value on any Observation Date (and therefore whether a mandatory call has occurred) and/or the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor market measure, ML&Co. will cause notice to be given to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on an applicable Observation Date,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before an applicable Observation Date and the Calculation Agent determines that no successor market measure is available at that time, then on each Business Day until the earlier to occur of:

•	the occurrence of a mandatory call; or

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor market measure is available,

the Calculation Agent will determine the value that would be used in determining whether a mandatory call has occurred, computing the Call Amount or the Redemption Amount, as applicable, as described in the preceding paragraph as if that day were an Observation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Unless otherwise provided in the applicable term sheet, a “Business Day” is any day on which (i) the Market Measure or any successor market measure, if any, that have not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any successor market measures, which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure, used to calculate a substitute level for a Market Measure following a discontinuance, as discussed above, are open for trading. For the purposes of this definition, as applicable to Notes linked to a basket, “Market Measure” refers to any basket component or components.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Public Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the maturity date of the Notes.

In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE MARKET MEASURE

General

The Market Measure to which a specific issue of Notes are linked will be set forth in the applicable term sheet. Specific information regarding the Market Measure may be set forth in one or more prospectus supplements (each of which may be called a term sheet or an index supplement). Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to its closing level on an Observation Date or to the Ending Value.

A Market Measure may be a commodity- or equity-based index or indices, the value of a single commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. The Market Measure applicable to your Notes may also be a basket of two or more of these indices or statistical measures, in which case each one will be referred to as a “basket component.”

As may be set forth in an applicable term sheet, the Notes may be linked to two or more Market Measures and payment on the Notes may be determined by the performance, individually or in combination, of the levels of those Market Measures. In such a case, to the extent it is different from the information set forth herein, the applicable term sheet will set forth the method for determining the Starting Value, the Ending Value, the closing value on any Observation Date or the Redemption Amount. Any reference to “Market Measure” in this product supplement assumes that there may be two or more Market Measures to which a specific issuance of Notes is linked.

Baskets

A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to its closing level on any Observation Date or to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable term sheet. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a specified portion of the value of the basket on the Pricing Date. The basket components may be assigned with equal or unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable term sheet.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet.

Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033057	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This is the closing level of each basket component on the hypothetical pricing date.
(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component index on the hypothetical pricing date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons which are classified as partnerships, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of Notes is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of Notes that is not a U.S. Holder.

The following discussion of the United States federal income tax consequences of an investment in the Notes applies solely to Notes that do not provide for the payment of interest. If Notes are issued which provide for the payment of interest, the United States federal income tax consequences of an investment in such Notes (including the United States federal income tax treatment of the interest payments) will be set forth in the applicable term sheet.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a financial contract linked to the level of the Market Measure or the levels of the Market Measures, as the case may be. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Note as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange or Redemption of the Notes. Upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Note as of the date of such sale, exchange or redemption. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale, exchange or redemption of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a financial contract linked to the level of the Market Measure or the levels of the Market Measures, as the case may be, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

As discussed above, alternative characterizations and treatments of the Notes for United States federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or the Call Amount, as applicable.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

STrategic Accelerated Redemption SecuritiesSM

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

November 6, 2007

“STrategic Accelerated Redemption Securities” is a service mark of Merrill Lynch & Co., Inc.